Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Underlying supplement no. 100 dated January 28, 2008

Product supplement no. 1180-I dated May 30, 2008

Registration Statement no. 333-134553

Dated May 30, 2008

Rule 433

Preliminary Terms and Conditions, May 30, 2008

Annual Review Notes with Contingent Principal Protection

Linked to the S&P 500® Index

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1180-I dated May 30, 2008, underlying supplement no. 100 dated January 28, 2008 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1180-I, underlying supplement no. 100, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 1180-I, underlying supplement no. 100, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers Inc. sales representative, such other dealer or 1-888-603-5847.

Summary Description

The notes are designed for investors who seek potential early exit prior to maturity at a premium if the closing level of the Index is at or above the Call Level on any of the first two annual Review Dates. If the closing level of the Index on any Review Date is at or above the Call Level and the Notes have not been previously called, the Notes will be called with an annualized return of between 10.00% and 11.00%, to be determined on the Pricing Date. If the notes are not automatically called and the Index level has not been below the Trigger Level at any time during the Observation Period, you will receive a cash payment at maturity equal to your initial investment of $1,000 per note. If the notes are not automatically called and the Index level has been below the Trigger Level at any time during the Observation Period, you will receive a cash payment at maturity equal to your initial investment of $1,000 per note reduced by a percentage equal to the absolute value of the Index Return. You should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose some or all of your principal.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†

Issue Size:	$[TBD]

Pricing Date:	June [9], 2008‡

Settlement Date:	June [12], 2008‡

Final Review Date:	June [8], 2011‡††

Maturity Date:	June [12], 2011‡††

Review Dates:	June [10], 2009 (the “First Review Date”)‡††, June [9], 2010 (the “Second Review Date”)‡†† and June [8], 2011 (the “Final Review Date”)‡††

Term:	3 years

Index:	The S&P 500® Index (SPX) (the “Index”)

Automatic Call:	If the Index closing level on any Review Date is above or equal to the Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note of $1,000 plus a call premium that will vary depending on the applicable Review Date. If the notes are automatically called on a Review Date other than the Final Review Date, we will pay, for every $1,000 principal amount note, a cash payment of $1,000 plus the applicable call premium on the third business day after the applicable Review Date. If the notes are automatically called on the Final Review Date, we will pay, for every $1,000 principal amount note, a cash payment of $1,000 plus the applicable call premium on the Maturity Date.

Payment if Called:	For every $1,000 principal amount note, you will receive one cash payment of $1,000 plus a call premium calculated as follows:

—	If called on the First Review Date: (10.00% to 11.00%)* × $1,000

—	If called on the Second Review Date: (20.00% to 22.00%)* × $1,000

—	If called on the Final Review Date: (30.00% to 33.00%)* × $1,000

*	The actual percentages applicable to the First Review Date, Second Review Date and Final Review Date will be determined on the Pricing Date but will not be less than 10.00%, 20.00% and 30.00%, respectively.

Payment at Maturity:

If the notes are not automatically called and a Trigger Event has not occurred, you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the notes are not automatically called and a Trigger Event has occurred, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Index Ending Level is below the Index Starting Level, and your cash payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the notes are not automatically called and a Trigger Event has occurred, you will lose some or all of your investment.

Trigger Event:	A Trigger Event occurs if the Index level falls below the Trigger Level at any time during the Observation Period. Whether a Trigger Event has occurred will be determined by the calculation agent by reference to all intraday Index levels and Index closing levels during the Observation Period.

Call Level:	100% of the Index Starting Level.

Trigger Level:	60% × Index Starting Level

Index Return:	Index Ending Level – Index Starting Level Index Starting Level

Observation Period:	The period starting on (and including) the close of trading, as determined by the calculation agent, on the Pricing Date and ending on (and including) the close of trading, as determined by the calculation agent, on the Final Review Date.

Index Starting Level:	The Index closing level on the Pricing Date.

Index Ending Level:	The Index closing level on the Final Review Date.

Denominations:	$1,000 per note and integral multiples of $1,000 in excess thereof.

Minimum Investment:	$10,000

CUSIP:	[TBD]

ISIN:	[TBD]

‡	Expected. In the event that we make any change to the expected Pricing Date and the Settlement Date, the Review Dates and the Maturity Date will be changed so that the stated term of the notes and the frequency of Review Dates remain the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” or “Description of Notes—Automatic Call,” as applicable, in the accompanying product supplement no. 1180-I.

Investing in the Annual Review Notes with Contingent Principal Protection Linked to the S&P 500® Index involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 1180-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 100 and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1180-I, underlying supplement no. 100 or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Commission(2)	Proceeds to Us
Per note	$1,000.00	$20.00	$980.00
Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees of up to $20.00 per $1,000 principal amount, or 2.00%, and may use some or all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

May 30, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 1180-I (which supplements the description of the general terms of the notes) and underlying supplement no. 100 (which describes the Index, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1180-I, underlying supplement no. 100, this term sheet and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 1180-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1180-I and “Risk Factors” in the accompanying underlying supplement no. 100, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 1180-I dated May 30, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508125401/d424b2.htm

—	Underlying supplement no. 100 dated January 28, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508013371/d424b2.htm

—	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

—	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

—

Appreciation Potential: If the Index closing level on a Review Date is above or equal to the Call Level, the notes will automatically be called and your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) (10.00% to 11.00%)* × $1,000, if called on the First Review Date, (ii) (20.00% to 22.00%)* × $1,000, if called on the Second Review Date or (iii) (30.00% to 33.00%)* × $1,000, if called on the Final Review Date. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

* The actual percentage applicable to the First Review Date, Second Review Date and Final Review Date will be determined on the Pricing Date but will not be less than 10.00%, 20.00% and 30.00%, respectively.

—

Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is three years, if the Index closing level is at or above the Call Level on a Review Date, the notes will be automatically called before maturity and you will be entitled to the applicable payment set forth on the cover of this term sheet.

—

Limited Protection Against Loss: If the notes are not automatically called and a Trigger Event has not occurred, you will be entitled to receive the full principal amount of your notes at maturity. If the notes are not automatically called and a Trigger Event has occurred (i.e. the Index level was below the Trigger Level at any time during the Observation Period), then, for every 1% that the Index Ending Level is below the Index Starting Level, you will lose an amount equal to 1% of the principal amount of your notes. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE NOTES ARE NOT AUTOMATICALLY CALLED AND A TRIGGER EVENT HAS OCCURRED.

—

Diversification of Stocks Included in the S&P 500® Index: Your return on an investment in the notes is linked to the performance of the Index. The Index consists of 500 companies chosen to approximate the distribution of industries in the common stock population of the U.S. equity market. For additional information about the Index, see “The S&P 500® Index” in the accompanying underlying supplement no. 100.

—

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a note as a cash-settled financial contract for U.S. federal income tax purposes.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1180-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1180-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1180-I and in the “Risk Factors” section of the accompanying underlying supplement no. 100. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

—

Your Investment in the Notes May Result in a Significant Loss: The notes do not pay interest and do not guarantee any return of principal. If the notes are not automatically called, the Payment at Maturity will be based on the Index Ending Level and whether the Index level was below the Trigger Level at any time during the Observation Period. If the notes are not automatically called and the Index level is below the Trigger Level at any time during the Observation Period, you will receive at maturity an amount that will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and share prices underlying the Index in particular may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in the Index level and of the occurrence of a Trigger Event and could reduce the likelihood that the notes will be automatically called. You may lose the entire principal amount of your notes.

—

Limited Return on the Notes: Your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this term sheet, regardless of the appreciation of the Index, which may be significantly higher. Similarly, because the determination of whether the notes will be called (and, if the notes are not called, the Index Ending Level) will be based on the Index closing level on a limited number of Review Dates prior to the Maturity Date, your return may be adversely affected by a sudden or temporary decrease in the Index closing level on any or all of the Review Dates. Conversely, you will not benefit from higher Index closing levels at any time during the term of the notes other than on the Review Dates. As a result, you may receive a lower return on the notes than you would receive if you were to take a position in the stocks underlying the Index or in contracts relating to the Index.

—

The Notes Will Not Pay More Than the Principal Amount at Maturity Plus Any Applicable Call Premiums, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as the Index level does not fall below the Trigger Level. However, if the Index level falls below the Trigger Level at any time during the Observation Period, you could lose the entire principal amount of your notes.

—

Reinvestment Risk: If your notes are called early, the holding period over which you would receive the per annum return of between 10% and 11% could be as short as one year. There is no guarantee that you will be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk following an early call.

—

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks underlying the Index would have.

—

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and others of our affiliates may act as principals, agents or dealers in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell the notes instead of other investments. We will pay compensation of up to $20.00 per note to the principals, agents and dealers in connection with the distribution of the notes.

—

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment described in this term sheet after an automatic call or at maturity is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

—

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index or the Value of the Notes: We, our affiliates and our agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we, our affiliates and our agents express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and our agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

—

We Cannot Control Actions by the Other Companies Whose Stocks or Other Equity Securities are Represented in the S&P 500® Index: We are one of the companies that make up the S&P 500® Index, but we are not affiliated with any of the companies whose stock is represented in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to any of the other companies represented in the Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the level of the Index or value of your notes.

—

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market.

—

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The economic interests of the calculation agent and other affiliates of ours in their performance of these duties are potentially adverse to your interests as an investor in the notes.

—

Credit of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

—

The Index Ending Level May be Below the Index Starting Level on the Maturity Date or at Other Times during the Term of the Notes: Because the Index Ending Level is calculated based on the Index closing level on the Final Review Date and not on the Maturity Date or any other date during the term of the notes, significant volatility in the Index closing level at or around the time of the Final Review Date could materially affect the Payment at Maturity. For example, a significant decline in the Index closing level on the Final Review Date would result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the Index closing level on any date or dates subsequent to the Final Review Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested directly in the stocks included in the Index, the value of which could be realized on any date or dates other than, or in addition to, the Final Review Date.

—

If the Notes are Not Automatically Called and at Some Time During the Observation Period the Index Level is Not Significantly Higher Than the Trigger Level, the Return on Your Notes Will Be Extremely Sensitive to Small Declines in the Index Level: If the notes are not automatically called, whether the notes’ principal is protected will depend on whether or not a Trigger Event occurs. Therefore, the Payment at Maturity will be extremely sensitive to small movements in the Index level should the Index level decline to a level close to the Trigger Level at some time during the Observation Period. For example, if your notes are not automatically called and the Trigger Level is 60% of the Index Starting Level, an Index level equal to 60% of the Index Starting Level would not result in a Trigger Event, and at maturity you would receive the full amount of your investment if the Index level does not drop lower during the Observation Period. However, an incrementally lower Index level equaling 59.9% of the Index Starting Level would result in the occurrence of a Trigger Event and, at maturity, your investment would be exposed to the full decline of the Index on the Final Review Date. In this example, a change of 0.1% in the Index level could lead to losses in principal equivalent to the percentage decline in the Index Ending Level from the Index Starting Level, which would equal a loss of 40.1% of your investment if the Index level of 59.9% is also the Index Ending Level. Consequently, for an Index level in the vicinity of the Trigger Level, a small negative decline in the Index level could have a profound adverse effect on the return on the notes if the notes are not automatically called.

—

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Index on any day during the Observation Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the accompanying product supplement no. 1180-I and the accompanying underlying supplement no. 100.

—	Uncertain Tax Treatment: Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the notes.

Hypothetical Examples of Amounts Payable Upon An Automatic Call or At Maturity

The following table illustrates the hypothetical simple (i.e., not compounded) total return that could be realized on the notes on the applicable Review Date or at maturity based on a range of hypothetical Index closing levels on the Review Dates. The following table assumes a Call Level equal to a hypothetical Index Starting Level of 1,385.35 and a Trigger Level of 831.21 (60% of the Index Starting Level, an Index depreciation of 40%). The table assumes that the percentages used to calculate the Payment if Called on an applicable Review Date are 10.50%, 21.00% and 31.50% for the First Review Date, the Second Review Date and the Final Review Date, respectively (based on the midpoint of the range of expected call premiums of 10.00% to 11.00% for the First Review Date, 20.00% to 22.00% for the Second Review Date and 30.00% to 33.00% for the Final Review Date; the actual percentages will be determined on the Pricing Date). There will be only one payment on the notes, whether they are automatically called or remain outstanding at the Maturity Date. The following results are based solely on the hypothetical examples cited. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Index level on the First Review Date	Hypothetical Index level Appreciation/ Depreciation at First Review Date	Hypothetical Index level on the Second Review Date	Hypothetical Index level Appreciation/ Depreciation at Second Review Date	Hypothetical Index level on the Final Review Date (Index Ending Level)	Hypothetical Index Return on the Final Review Date	Hypothetical Payment upon Automatic Call at First Review Date	Hypothetical Payment upon Automatic Call at Second Review Date	Hypothetical Payment upon Automatic Call at Final Review Date	Trigger Event	Hypothetical Payment at Maturity	Hypothetical Total Return on the Notes
554.14	-60.0%	554.14	-60.0%	761.94	-45.0%	N/A	N/A	N/A	YES	$550.00	-45.0%
900.48	-35.0%	900.48	-35.0%	900.48	-35.0%	N/A	N/A	N/A	NO	$1,000.00	0.00%
1,246.82	-10.0%	1,039.01	-25.0%	900.48	-35.0%	N/A	N/A	N/A	YES	$650.00	-35.0%
900.48	-35.0%	900.48	-35.0%	1,108.28	-20.0%	N/A	N/A	N/A	NO	$1,000.00	0.00%
969.75	-30.0%	1,108.28	-20.0%	1,108.28	-20.0%	N/A	N/A	N/A	YES	$800.00	-20.0%
900.48	-35.0%	1,039.01	-25.0%	1,316.08	-5.0%	N/A	N/A	N/A	NO	$1,000.00	0.00%
1,454.62	5.0%	761.94	-45.0%	1,316.08	-5.0%	N/A	N/A	N/A	YES	$950.00	-5.0%
1,039.01	-25.0%	1,039.01	-25.0%	1,385.35	0.0%	N/A	N/A	$1,315.00	N/A	N/A	31.50%
900.48	-35.0%	1,108.28	-20.0%	1,454.62	10.0%	N/A	N/A	$1,315.00	N/A	N/A	31.50%
900.48	-35.0%	1,177.55	-15.0%	1,662.42	20.0%	N/A	N/A	$1,315.00	N/A	N/A	31.50%
969.75	-30.0%	1,246.82	-10.0%	1,800.96	30.0%	N/A	N/A	$1,315.00	N/A	N/A	31.50%
1,039.01	-25.0%	1,316.08	-5.0%	1,939.49	40.0%	N/A	N/A	$1,315.00	N/A	N/A	31.50%
1,108.28	-20.0%	1,385.35	0.0%	N/A	N/A	N/A	$1,210.00	N/A	N/A	N/A	21.00%
1,177.55	-15.0%	1,454.62	10.0%	N/A	N/A	N/A	$1,210.00	N/A	N/A	N/A	21.00%
1,246.82	-10.0%	1,662.42	20.0%	N/A	N/A	N/A	$1,210.00	N/A	N/A	N/A	21.00%
1,316.08	-5.0%	1,800.96	30.0%	N/A	N/A	N/A	$1,210.00	N/A	N/A	N/A	21.00%
1,385.35	0.0%	N/A	N/A	N/A	N/A	$1,105.00	N/A	N/A	N/A	N/A	10.50%
1,454.62	5.0%	N/A	N/A	N/A	N/A	$1,105.00	N/A	N/A	N/A	N/A	10.50%
1,523.89	10.0%	N/A	N/A	N/A	N/A	$1,105.00	N/A	N/A	N/A	N/A	10.50%
1,593.15	15.0%	N/A	N/A	N/A	N/A	$1,105.00	N/A	N/A	N/A	N/A	10.50%

The following examples illustrate how the total returns set forth in the highlighted rows in the table above are calculated.

Example 1 (fifth highlighted row): The Index closing level increases from the Index Starting Level of 1,385.35 to a closing level of 1,454.62 on the First Review Date.

Because the Index closing level on the First Review Date of 1,454.62 is above the Call Level of 1,385.35, the notes are automatically called and the investor receives a single payment of $1,105.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 10.50%) = $1,105.00

Example 2 (fourth highlighted row): The Index closing level decreases from the Index Starting Level of 1,385.35 to a closing level of 1,177.55 on the First Review Date and increases from the Index Starting Level of 1,385.35 to a closing level of 1,454.62 on the Second Review Date.

Because the Index closing level on the Second Review Date of 1,454.62 is above the Call Level of 1,385.35, the notes are automatically called on the Second Review Date and the investor receives a single payment of $1,210.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 21.00%) = $1,210.00

Example 3 (third highlighted row): The Index closing level decreases from the Index Starting Level of 1,385.35 to a closing level of 900.48 on the First Review Date, decreases from the Index Starting Level of 1,385.35 to a closing level of 1,108.28 on the Second Review Date and increases from the Index Starting Level of 1,385.35 to a closing level of 1,454.62 on the Final Review Date.

Because the Index closing level on the Final Review Date of 1,454.62 is above the Call Level of 1,385.35, the notes are automatically called on the Final Review Date and the investor receives a single payment of $1,315.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 31.50%) = $1,315.00

Example 4 (second highlighted row): The Index closing level decreases from the Index Starting Level of 1,385.35 to a closing level of 900.48 on the First Review Date, decreases from the Index Starting Level of 1,385.35 to a closing level of 1,039.01 on the Second Review Date and decreases from the Index Starting Level of 1,385.35 to a closing level of 1,316.08 on the Final Review Date.

Because (a) the Index closing level on each of the Review Dates (900.48, 1,039.01 and 1,316.08) is below the Call Level of 1,385.35, and (b) a Trigger Event has not occurred (the Index level was never below the Trigger Level of 831.21 at any time during the Observation Period), the notes are not automatically called and the Payment at Maturity is the principal amount of $1,000 per $1,000 principal amount note.

Example 5 (first highlighted row): The Index closing level decreases from the Index Starting Level of 1,385.35 to a closing level of 1,246.82 on the First Review Date, decreases from the Index Starting Level of 1,385.35 to a closing level of 1,039.01 on the Second Review Date and decreases from the Index Starting Level of 1,385.35 to a closing level of 900.48 on the Final Review Date.

Because (a) the Index closing level on each of the Review Dates (1,246.82, 1,039.01 and 900.48) is below the Call Level of 1,385.35, and (b) a Trigger Event has occurred (the Index level was below the Trigger Level of 831.21 at any time during the Observation Period), the notes are not automatically called and the investor will receive a payment that is less than the principal amount of each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -35%) = $650.00

Historical Information

We obtained the Index closing levels below from Bloomberg Financial Markets and accordingly make no representation or warranty as to their accuracy or completeness. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Review Date or the intraday levels of the Index during the Observation Period. Fluctuations in the Index levels (including intraday fluctuations, which are not reflected in the graph) make it difficult to predict the amount that will be payable at maturity. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The following graph sets forth the historical performance of the Index based on the daily Index closing level from May 27, 2003 through May 27, 2008. The Index closing level on May 27, 2008 was 1,385.35.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have granted to Lehman Brothers Inc. an option to purchase, at any time within 13 days of the original issuance of the notes, up to $[            ] additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, Lehman Brothers Inc. will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings Inc. would be $[            ], $[            ] and $[            ], respectively.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.